Delisting Determination, The Nasdaq Stock Market, LLC, June 11, 2025,
Blue Star Foods Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Blue Star Foods Corp.
effective at the opening of the trading session on June 30, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on October 16, 2024.
On October 18, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On December 11, 2024, the hearing was held. On December 18, 2024, the Panel reached a decision and a Decision letter was issued the same day. The Panel's decision letter dated December 18, 2024 resulted in the Company being suspended from the Exchange. The Company security was suspended on December 20, 2024. The Staff determination to delist the Company securities became final on February 3, 2025.